Exhibit 10.18

MASTER SERVICES AGREEMENT

BY AND BETWEEN

PBT LAND AND MINERALS, INC.,

AS COMPANY,

AND

BLACKBEARD OPERATING, LLC,

AS SERVICE PROVIDER

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Article VI ADDITIONAL AGREEMENTS		17

6.1	Access	17
6.2	Third Parties	17

Article VII MISCELLANEOUS		18

7.1	Force Majeure	18
7.2	Company Officers	18
7.3	Notices	18
7.4	Governing Law	18
7.5	Consent to Jurisdiction	19
7.6	Waiver of Jury Trial	19
7.7	Waiver; Rights Cumulative	19
7.8	Entire Agreement	20
7.9	Amendment	20
7.10	Parties in Interest	20
7.11	Successors and Permitted Assigns	20
7.12	Assignment	20
7.13	Further Assurances	20
7.14	Severability	20
7.15	No Recourse	21
7.16	Interpretation	21
7.17	Confidentiality	21
7.18	Preparation of this Agreement	22
7.19	Counterparts	22

Annex A	Definitions

Exhibit A	Services

Exhibit B	Accounting Procedures

ii

MASTER SERVICES AGREEMENT

This MASTER SERVICES AGREEMENT (this “Agreement”) is executed and agreed to as of [●], 2026 (the “Effective Date”), by and between PBT Land and Minerals, Inc., a Texas corporation (“Company”), and Blackbeard Operating, LLC, a Delaware limited liability company (“Service Provider”). The Company and Service Provider are hereinafter each referred to as a “Party” and are collectively referred to as the “Parties”.

RECITALS

WHEREAS, the Company has entered into that certain Combination Agreement (the “Combination Agreement”), dated July 28, 2026, with PBT Land and Minerals OpCo, LLC, a Texas limited liability company (“OpCo”), PBT Sub, Inc., a Texas corporation and direct wholly owned subsidiary of the Company, Blackbeard Holdings, LLC, a Delaware limited liability company (“Blackbeard”), Blackbeard Security Holdings, LLC, a Texas limited liability company (“Blackbeard Security”), and Greybeard Energy, LLC, a Delaware limited liability company (“Greybeard”, and together with Blackbeard and Blackbeard Security, the “Blackbeard Parties”);

WHEREAS, pursuant to the Combination Agreement, among other things, certain subsidiaries, assets and properties of the Blackbeard Parties and Permian Basin Royalty Trust, an express trust organized under the laws of the State of Texas, were transferred to certain members of the Company Group (the “Combination”);

WHEREAS, entry into this Agreement in connection with the closing of the transactions contemplated by the Combination Agreement was a material inducement to the Company’s, OpCo’s, and the Blackbeard Parties’ entry into the Combination Agreement; and

WHEREAS, the Company Group desires to have Service Provider perform, and Service Provider agrees to perform or cause to be performed, for the Company Group the Services (hereinafter defined) for the Company Group pursuant to and in accordance with the terms of this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I
DEFINITIONS

1.1 Definitions. As used in this Agreement, capitalized terms set forth on Annex A shall have the meanings set forth therein. Any capitalized terms used but not otherwise defined in this Agreement shall have the meanings given them in the Combination Agreement.

Article II
ENGAGEMENT; SERVICES

2.1 Engagement. The Company, on behalf of the members of the Company Group, hereby engages Service Provider, and Service Provider hereby agrees to perform, or to cause to be performed, for the Company Group the Services during the Term (as defined herein), subject to and in accordance with the Service Provider Standards and the qualifications and terms of this Agreement.

2.2 Services.

(a) Subject to the direction and control of the Company Group and the terms and provisions of this Agreement, Service Provider shall manage, on behalf of the Company Group, the Assets, and the day-to-day business and affairs of the Company Group related to the Assets by providing the Company Group with services to the extent (and only insofar as) such services would be substantially similar in scope to the services historically providing immediately prior to the Closing by Service Provider or any of its Affiliates in connection with management and operation of the Blackbeard Group Assets and the Greybeard Assets and/or as is otherwise expressly set forth in this Agreement with respect to the Company’s status as a public company, including, for the avoidance of doubt, and subject to the limitations above, those more particularly described on Exhibit A attached to this Agreement, together with such other services as are otherwise mutually agreed upon by the Parties from time to time in writing, but in each case excluding the Excluded Services (the “Services”). Service Provider shall perform the Services in consideration for the Services Fee and the payment and reimbursement of any and all Reimbursable Costs. Notwithstanding anything to the contrary contained in this Agreement, Service Provider will not (i) be responsible for or bear or pay any Company Group Costs and(ii) nothing shall require Service Provider to advance its own funds for Reimbursable Costs or any Company Group Costs.

(b) The Company Group will be responsible for the payment of compensation, the cost of the administration of benefit plans, payment of payroll taxes and other employment related costs and obligations associated with the Company Group’s own employees (together with any additional costs or expenses pertaining to the Excluded Services, the “Excluded Costs”) at its own expense separate and apart from the Services Fee.

2.3 Material Change to Scope of Services. Subject to Section 2.14, additions or material changes to the Services, including those set forth on Exhibit A, may be made at any time by amending this Agreement in accordance with Section 7.9.

2.4 Ownership of Property.

(a) The Parties agree and acknowledge that neither Service Provider nor any Affiliate of Service Provider shall, by virtue of its role as “Service Provider” under this Agreement or as a result of the terms of this Agreement, have, or be deemed to have, any direct ownership interest in the Assets (or in any of the equipment, materials or other property related thereto and purchased by the Company Group directly or by Service Provider on behalf of Company Group).

(b) All of the assets, rights, and properties purchased, leased, developed, constructed and otherwise acquired or entered into by the Service Provider and chargeable to the Company as a Reimbursable Costs in connection with the performance of the Services pursuant to this Agreement (including (i) all interests in equipment, machinery, materials, supplies, software, other personal property and other assets and properties owned, leased or otherwise acquired in connection therewith, (ii) Contracts, and any and all reports, records, statements and information prepared or caused to be prepared by Service Provider solely in connection with this Agreement, and (iii) all proceeds, cash and funds generated or attributable to the Assets) shall be the sole property of the Company Group. During the Term, Service Provider shall obtain the written consent of the Company (in the Company’s sole discretion) prior to effecting any arrangement, or entering into any Contract, resulting in Service Provider holding any such assets, rights, or properties in the name of Service Provider (or in the name of one of its Affiliates). If, at any time during the Term, any such assets, rights or properties are held in the name of Service Provider or its Affiliates, Service Provider shall (and shall cause its Affiliates to) to the extent they may be conveyed pursuant to applicable Law, promptly convey such assets, rights and properties to the Company Group at no fee, cost or expense to the Company Group, other than reasonable and documented out-of-pocket expenses borne by Service Provider or its Affiliates in connection with such conveyance. To the extent such conveyance is prohibited by applicable Law, Service Provider shall use commercially reasonable efforts to obtain any necessary consent, approval or permission to effect such conveyance, without payment to any Third Party. If payment to any such Third Party is required to obtain such consent, approval or permission, the Company shall make such payment, if the amount required is reasonable in light of the circumstances, and which payment shall be a Company Group Cost. If such amount is not reasonable, Company shall have sole discretion whether to make such payment, but if it does not, then there shall be no obligation to cause title to the same to be transferred to Company. If Service Provider does not cause title to be transferred to Company pursuant to the foregoing, the Parties shall cooperate in good faith and use commercially reasonable efforts to enter into a mutually agreeable, lawful alternative arrangement reasonably satisfactory to the Parties under which the Company Group receives the economic claims, rights and benefits, and bears the corresponding burdens and costs, of such assets or properties.

2.5 Service Provider’s Delegation of Authority.

(a) Service Provider shall be permitted to use (i) its Affiliates and its Affiliates’ officers and employees to perform the Services, and (ii) Third Party service providers; provided that the retention of any Affiliate of Service Provider and any Third Party service provider whose retention will result in, or is reasonably expected to result in, Reimbursable Costs in excess of $500,000 per year, in each case shall require the prior written consent of Company, which shall not be unreasonably withheld, conditioned or delayed.

(b) If Service Provider uses any Person other than Service Provider to perform any of the Services (or any part of the Services), subject to the limitations in Section 2.5(a) and Section 5.1, the performance by such Person of such Services shall be treated under this Agreement as if Service Provider performed such Services itself. Service Provider shall (i) act prudently in selecting and appointing any such third-party service provider and regularly review and monitor any services performed by such third-party service provider, (ii) use the same degree of care in selecting any such Third Party as it would if such Third Party was being retained to provide similar services to Service Provider. In no case shall the performance of services by such third-party service provider relieve Service Provider of its obligations hereunder.

2.6 Designated Employees. At all times, at Service Provider’s sole cost and expense, Service Provider shall retain and have available to it a professional staff and other personnel which together shall be reasonably adequate in size, experience and competency to discharge properly the duties and functions of Service Provider under this Agreement. Service Provider shall devote personnel and time and grant access to such assets and buildings of Service Provider as are necessary to provide the Services consistent with the Service Provider Standards. Service Provider shall cause the Designated Employees to devote the amount of their professional time and efforts as is reasonably necessary to provide the Services so long as such individuals are employed by or under Contract with Service Provider.

2.7 Other Business Pursuits. The Company Group acknowledges that Service Provider is not providing services exclusively to the Company Group, and Service Provider may continue from time to time to provide services (including services substantially similar to the Services) to other Persons (including Affiliates of Service Provider) as long as Service Provider does so consistent with its obligations under this Agreement (including Section 7.17), including the dedication of Designated Employees to the performance of the Services made under Section 2.6, and subject to any other written agreement between any member of the Company Group, on the one hand, and Service Provider or any of its Affiliates, on the other hand.

2.8 Independent Contractor Status.

(a) The Parties agree that Service Provider shall perform the Services as an “independent contractor” of the Company Group and nothing in this Agreement is intended, and nothing shall be construed, to create an employment relationship, partnership, joint venture, association or other similar relationship between Service Provider and the Company Group or any of their respective Affiliates or any of their employees or be deemed to (i) provide Service Provider or any of its Affiliates with the power or authority to act on behalf of the Company or any of its Affiliates or to bind the Company Group or its Affiliates to any Contract with any other Person or (ii) provide Company or any of its Affiliates with the power or authority to act on behalf of Service Provider or its Affiliates or to bind the Service Provider or its Affiliates to any Contract with any other Person.

(b) All debts and liabilities to Third Parties required or permitted to be incurred by Service Provider under this Agreement in the course of providing the Services shall be the debts and liabilities of the Company Group, and Service Provider shall not be liable for any such obligations by reason of providing the Services on behalf of the Company Group. Nothing stated in this Agreement shall operate to create any special or fiduciary duty between the Parties.

(c) All personnel providing the Services hereunder (excluding the Company Group’s employees who are maintained on the Company Group’s payroll) shall be in the employ or under the control of Service Provider, and shall not be deemed, solely because of the provision of the Services or for any other reason, to be an employee of the Company Group and shall not be entitled to any payment, benefit or perquisite directly from the Company Group on account of the Services, including participation in any employee benefit and pension plans maintained by the Company Group; provided, that nothing in this Section 2.8(c) shall limit or prohibit any grant, payment or benefit provided under any Company Plan by any member of the Company Group to any employee, officer, director or other personnel of Service Provider or any of its Affiliates who serves as a director or officer of, or otherwise provides services directly to, the Company Group, and no such grant (or vesting or settlement thereof), payment or benefit shall (i) create an employment relationship between such Person and any member of the Company Group, (ii) entitle such Person to participate in any other Company Plan or employee benefit plan of the Company Group, or (iii) reduce, offset, or otherwise affect the Services Fee. Subject to Section 2.6, the selection of employees and contractors providing the Services hereunder, and their hours of labor, shall be determined by Service Provider, and Service Provider shall have the right to hire or dismiss its full time or part time personnel for any reason or for no reason.

(d) Subject to the terms of this Agreement (including the following sentence), all matters pertaining to the employment, supervision, compensation, promotion and discharge of any personnel of Service Provider or its Affiliates are the responsibility of Service Provider and its Affiliates, and, subject to the terms of this Agreement, Service Provider will be responsible for the following with respect to all personnel providing Services hereunder: (i) providing and administering benefit programs of Service Provider and its Affiliates generally available to employees of Service Provider, (ii) processing and administration of payroll, including social security, unemployment, and other applicable payroll taxes with respect to compensation and benefits provided by Service Provider and its Affiliates, and (iii) discipline, performance issues, and termination of such personnel.

(e) For the avoidance of doubt, the Compensation Committee shall have sole authority to (i) establish any Company Plans, (ii) design the features of any Company Plans (including, but not limited to, the size, award type, vesting conditions and peer benchmarks of any Company Plan), and (iii) authorize the granting of any awards pursuant to any Company Plan.

2.9 Insurance.

(a) During the Term and for so long as Service Provider is providing the Services:

(i) Service Provider shall carry and maintain, with sound and reputable insurers, insurance coverages necessary and appropriate to cover the risks arising out of or relating to the Services and Service Provider’s performance of its obligations under this Agreement, in the types and amounts as mutually determined in good faith by Service Provider and the Company to be commercially reasonable. For the avoidance of doubt, the premiums, costs and expenses with respect to obtaining and maintaining any such insurance policies obtained in connection with the Services and maintained by Service Provider in connection with its obligations under this Agreement shall constitute Reimbursable Costs that are borne and reimbursed by Company. Notwithstanding the foregoing, nothing in this Agreement shall obligate Service Provider to post, replace, supplement, or otherwise obtain any bond, letter of credit or guarantee with respect to any of the oil and gas properties included in the Assets, or incur or otherwise bear any cost or expense in connection therewith. For the avoidance of doubt, the premiums, costs and expenses with respect to obtaining and maintaining any such insurance policies obtained in connection with the Services and maintained by Service Provider in connection with its obligations under this Agreement shall constitute Company Group Costs that are borne and reimbursed by Company.

(ii) Company shall carry and maintain, with sound and reputable insurers, insurance coverages necessary and appropriate to cover the risks arising out of or relating to the Assets and Company’s performance of its obligations under this Agreement, in the types and amounts as mutually determined in good faith by Service Provider and the Company to be commercially reasonable.

(iii) All such insurance required to be obtained and maintained by a Party under this Section 2.9(a) shall:

(A) provide that to the extent of the procuring Party’s obligations under this Agreement, such procuring Party’s insurers waive their right of subrogation against the other Party (and the Company Indemnified Parties or the Service Provider Indemnified Parties, as applicable);

(B) name the other Party (and the Company Indemnified Parties or the Service Provider Indemnified Parties, as applicable) as additional insured on all insurance policies (except Workers’ Compensation) covering exposures for which such Party has agreed hereunder to indemnify the Company Indemnified Parties or the Service Provider Indemnified Parties, as applicable. A Party’s additional insured status will not limit the application of insurance protection as required by this Section 2.9(a) which arises out of the other Party’s indemnity obligations;

(C) shall provide (1) primary coverage only for claims in which one Party has agreed to hold harmless and/or to indemnify the Company Indemnified Parties or the Service Provider Indemnified Parties, as applicable and (2) no “other insurance” clause may be invoked by any insurer and (3) such coverage shall apply whether or not the indemnification is valid.

(iv) No Party shall not agree or affirmatively reduce or cancel any coverage required to be maintained by such Party under this Section 2.9(a) without the prior written consent of the other Party and shall provide the other Party with not less than thirty (30) days’ prior written notice of any notice of cancellation, non-renewal or material adverse change received by such procuring Party as to any such coverage.

(b) Service Provider shall provide the Company with customary access to, and the benefit of, and the Company Group may pursue claims under, all occurrence-based insurance policies of Service Provider, Greybeard and their respective Affiliates that cover the Greybeard Assets, or under which Blackbeard ExCo, USLG ExCo and USLG Legacy or any of their respective Subsidiaries are a named insured or additional insured, in each case with respect to any occurrence, damage or loss arising out of, or relating to, any acts, facts, circumstances or omissions occurring or existing on or prior to the Closing (the “Pre-Closing Occurrences”). Service Provider shall reasonably cooperate in submitting and pursuing claims under such policies, including by providing access to policy files, claim files, brokers and relevant personnel, and executing proofs of loss, powers of attorney and other documents reasonably requested by the Company.

(c) Service Provider shall not, and shall cause its Affiliates not to, take any action to, without the Company’s prior written consent cancel, terminate or materially amend, or agree to reduce the policy limits or policy scope of any occurrence-based insurance policies referred to in this Section 2.9 in a manner that would adversely affect coverage for a Pre-Closing Occurrence.

2.10 Performance Standard.

(a) Service Provider shall perform the Services (i) in good faith, in a workmanlike, reasonable and prudent manner, with at least the same degree of care, judgment and skill as implemented in its provision of services historically provided by Service Provider (or any of its Affiliates) in connection with its management and operation of the Blackbeard Group Assets and Greybeard Assets acquired (directly or indirectly) by the Company Group pursuant to the Combination Agreement during the six-month period immediately prior to the Closing in accordance with customary business practices and standards in the oil and gas industry in comparable circumstances, (ii) with due diligence and dispatch, and (iii) in compliance with all applicable Laws; provided, however, in no event shall Service Provider or any member of the Service Provider Indemnified Parties have any obligations or Liability to any member of the Company Group for any losses sustained or Liabilities incurred except as such may result from the gross negligence or willful misconduct of Service Provider (such standard of performance, subject to such limitations set forth in this Section 2.10, is referred to as the “Service Provider Standards”).

(b) Service Provider shall not be in breach or default of the Service Provider Standards or have any liability or obligations to Company Group to the extent such breach or default is caused by (i) Service Provider’s failure to perform any portion of the Services as a result of or due to the Company’s material non-payment of any amounts owed by the Company in breach of this Agreement, and/or (ii) an express direction in writing by any of the Company Group to Service Provider to take an action or refrain from taking an action. Further, Service Provider shall not be required to provide the Services or conduct any activity or operation under this Agreement that Service Provider reasonably believes in good faith, in all material respects, would be unsafe, endanger persons, property or the environment, or violate any Law; provided that, in such circumstances, Service Provider shall promptly (i) provide written notice to the Company of such belief, (ii) reasonably consult in good faith with the Company regarding any required efforts to mitigate any related issues, and (iii) take any actions reasonably necessary to mitigate such issues in Service Provider’s reasonable discretion. In an emergency situation, Service Provider shall, as soon as reasonably practicable, provide written notice to the Company of such situation and any action or inaction of Service Provider.

(c) In performing the Services under this Agreement, Service Provider shall not provide any investment advice to the Company, nor shall its responsibilities under this Agreement include (or be deemed to include) the duties or responsibilities of an investment adviser under the Investment Advisers Act of 1940 (the “40 Act”). Nothing in this Agreement shall be deemed to create an advisory relationship between Service Provider and the Company for purposes of the 40 Act.

2.11 Company Group Funds.

(a) Funds belonging to the Company Group shall be kept at all times on deposit in bank accounts of the Company Group and Service Provider shall only disburse such funds to the extent authorized for the payment of costs and expenses incurred in connection with the Services that are Company Group Costs, including all Asset Taxes and Burdens paid on Hydrocarbons.

(b) At no time shall any of the Company Group’s funds be commingled with funds belonging to Service Provider or its Affiliates or any of their respective Representatives or with the funds of any Third Parties after such amounts have been paid to a member of the Company Group; provided, however, notwithstanding anything herein to the contrary (i) the Parties acknowledge and agreement that Service Provider and/or its Affiliates may, in its capacity as operator, lessee, or under any other Contracts or instruments receive or hold funds from the appliable purchasers or consumers of production of Hydrocarbons, water, or other substances and/or other income or proceeds of bonus payments, rentals, royalties, overriding royalties, net profit interest or other interests or rights that are paid on a gross basis and not separated, segregated or separately paid on the basis of (A) Company Group’s entitlement thereto and/or (B) Service Provider’s, any of their Affiliate’s or other Person’s entitlement thereto, (ii) none of Service Provider or any of its Affiliates shall have any obligation to require, direct or request such funds be segregated or separately paid directly to Service Provider (and not commingled) and (iii) nothing set forth herein shall be deemed to amend, modify or supplement any Contract, lease, easement, right of way, license or other instrument between Service Provider or any of its Affiliates, on one hand, and any member of the Company Group, on the other hand.

(c) Subject to Section 2.11(b), Service Provider shall direct all Third Parties making payments or otherwise transferring funds to the Company Group to pay, transfer, and deposit such funds to the Company Group directly into the bank accounts of the Company Group.

(d) Subject to Section 2.11(b), if at any time Service Provider comes into possession of any funds of the Company Group, Service Provider shall hold such funds in trust for the benefit of the Company Group and shall promptly cause such funds to be deposited into bank accounts of the Company Group.

(e) Reasonable and documented third-party costs (and reasonable and documented out-of-pocket incremental internal costs of Service Provider incurred with the prior written consent of the Company) of establishing, implementing, maintaining, and managing the accounts and systems required to accomplish the foregoing shall be Company Group Costs.

2.12 Responsibilities of Company Group; Actions by Company Group; Company Authority.

(a) Subject to Section 2.4, the Company shall provide, and cause each member of the Company Group to provide, to Service Provider access to any data, information, materials, files in the possession and control of any of the Company Group and access to any systems or personnel of the Company Group that are reasonably necessary or appropriate for Service Provider to perform the Services under this Agreement. The Company Group is solely responsible for the accuracy and completeness of any and all such data that it submits or provides to Service Provider.

(b) Any action, consent or approval required to be taken under this Agreement by any member of the Company Group shall be taken by the Company and any notices to be given to or by the Company Group shall be given to the Company.

(c) Any actions, consents or approvals required or permitted to be taken under this Agreement by the Company shall be deemed approved by the Company to the extent such action, consent or approval is delivered to Service Provider in writing (email being sufficient) by the Company’s [__].

2.13 Privileged Materials. The Parties understand that in connection with the provision of the Services, Service Provider may have access to privileged materials and legal advice relating to certain Company Group proceedings (“Privileged Materials”). Service Provider acknowledges that at all times the privilege in the Privileged Materials rests with the Company Group and that the Company has agreed to share and make the Privileged Materials available to Service Provider on the basis that Service Provider and the Company share a common interest in the subject matters and proceedings and on the condition that Service Provider undertakes to respect this privilege at all times hereafter and will prevent the Privileged Materials from being disclosed to any Third Party without having first obtained the written consent of the Company. Nothing in this Agreement shall require Company or any other member of the Company Group to disclose any information to Service Provider or any of its employees, agents, or Representatives if such disclosure would jeopardize any attorney-client privilege, the work product immunity, or any other legal privilege or similar doctrine or contravene any Contract or applicable Law.

2.14 Additional Unspecified Services. If, after the date hereof, any member of the Company Group identifies to Service Provider in writing a service, access to a general corporate system, use of facility or other assistance that Service Provider or any of its Affiliates provided in respect of the Assets at any time during the six-month period immediately prior to the Effective Date that the Company Group believes that a member of the Company Group reasonably requires in order for the Company Group to continue to operate the Assets in substantially the same manner in which the Assets operated during the twelve-month period immediately prior to the Effective Date (except in each case any Excluded Service), and such service, access to a general corporate system, use of facility or other assistance was not included in Exhibit A, then, in each case, the Parties shall discuss and consider in good faith such amendments to this Agreement and Exhibit A attached thereto with respect to such requested service(s) consistent with the terms of this Agreement and on such terms as shall be mutually agreed in good faith by the Company and Service Provider. Any such additional services shall only be binding on the Parties and/or constitute Services hereunder only to the extent reflected in a written amendment or supplement to this Agreement or Exhibit A attached hereto that is executed by both Parties.

Article III
CONSIDERATION; REIMBURSEMENTS; PAYMENTS

3.1 Consideration.

(a) In addition to obligations to provide indemnity and defense, and to bear, pay and reimburse any Reimbursable Costs, as required under this Agreement, the Company Group shall pay to Service Provider as consideration for the Services provided by Service Provider, an amount equal to $5,000,000 for the first full calendar year during the Term, prorated for any partial year in which the Services are provided (such amount, as modified from time to time pursuant to this Section 3.1, the “Services Fee”). The Services Fee shall be payable in monthly installments by the Company to Service Provider with respect to each calendar month during the Term in an amount equal to one-twelfth of the annual Services Fee, prorated for any partial calendar month in which the Services are provided (such amount, the “Monthly Services Fee”).

(b) Following completion of the first full calendar year during the Term, the Company’s board of directors shall act in good faith to determine the Services Fee on an annual basis to account for changes to the Services and/or the Company’s business; provided, that in no event shall the Services Fee be less than $5,000,000 per calendar year. In the event of any requested increase in the amount of the Services Fee pursuant to this Section 3.1(b), Service Provider shall provide the Company’s board of directors with reasonable documentation supporting any such requested increase in the Services Fee.

(c) For the avoidance of doubt, the Services Fee is not intended to cover, provide reimbursement for, or include any Reimbursable Costs (including any “Direct Costs” under Article II of Exhibit B attached hereto other than any “Direct Costs” under Section 2 of Article II of Exhibit B with respect to any employees of Service Provider or its Affiliates) or any costs associated with the operation of a public company (including, but not limited to, those costs associated with audit and tax obligations, investor relations functions, Independent Directors’ compensation and compliance with the Sarbanes-Oxley Act of 2002, as amended).

3.2 Reimbursable Costs.

(a) The Company shall pay and reimburse to Service Provider any and all (i) reasonable and documented out-of-pocket costs and expenses incurred by the Service Provider or its Affiliates in connection with the provision of the Services to the extent such costs and expenses constitute “Direct Costs” chargeable to the “Joint Account” under Article II of Exhibit B (but excluding any “Direct Costs” under Section 2 of Article II of Exhibit B with respect to any employees of Service Provider or its Affiliates), (ii) reasonable and documented direct, out-of-pocket costs and expenses incurred by Service Provider that are Company Group Costs, (iii) taxes required to be paid by Service Provider as a result of the Services provided by Service Provider (other than taxes on Service Provider’s income with respect to the Services Fee), and (iv) any other amounts expressly identified in this Agreement as Reimbursable Costs (collectively, all such costs, expenses and taxes set forth in the foregoing subparts (i) through (iv), the “Reimbursable Costs”).

(b) Notwithstanding anything herein to the contrary, the Service Provider shall not have any obligation to commit to, enter into any agreement to bear, or incur any Reimbursable Costs that individually or in the aggregate exceed $100,000 unless Company advances to Service Provider and funds in advance such Reimbursable Costs.

3.3 Payment Terms.

(a) No later than the thirtieth (30th) day of each calendar month during the Term, Service Provider shall deliver to Company a monthly statement (each, a “Monthly Statement”) setting forth (i) the Monthly Services Fee for the applicable Accounting Month, and (ii) an itemized list of Reimbursable Costs incurred by Service Provider during the applicable Accounting Month with reasonable supporting detail sufficient for the Company to calculate and verify any Reimbursable Costs. Service Provider shall provide to the Company such documentation as the Company may reasonably request to support each such Monthly Statement. Subject to Section 3.3(b), the Company shall pay to Service Provider the amount reflected in such Monthly Statement not later than the thirtieth (30th) day after the receipt of such Monthly Statement.

(b) If Company disputes in good faith all or any portion of any Reimbursable Costs set forth in any Monthly Statement delivered by Service Provider pursuant to this Agreement, the Company may deliver written notice of such dispute (a “Dispute Notice”) to Service Provider no later than the 30th day after receipt of such Monthly Statement, setting forth in reasonable detail the reasons for such dispute as to such Reimbursable Costs. Notwithstanding the delivery of any such written notice of dispute, Company shall pay, if applicable, to Service Provider the entirety of such Monthly Statement in accordance with the terms of this Agreement, subject to Service Provider’s obligation to return such disputed portions to the extent it is ultimately determined that Service Provider was not entitled to receive reimbursement for such Reimbursable Costs. If no agreement regarding the disputed items with respect to any Reimbursable Costs set forth in a Dispute Notice is reached by the Parties within thirty (30) days after receipt by Service Provider of such Dispute Notice, either Party may elect to submit the applicable dispute to an independent third-party nationally recognized auditing firm that is mutually agreeable to the Parties. The Parties shall cooperate with such auditing firm and each Party shall provide access to its books and records as may be reasonably necessary to permit a determination by such auditing firm, and the resolution by such auditing firm shall be final and binding on the Parties. Upon the mutual agreement by the Parties or the final determination of such auditing firm of any such disputed amount, Service Provider shall promptly (but in any event within five (5) Business Days after such agreement or determination) pay such amount to Company.

(c) All payments shall be made by wire transfer of immediately available funds, to the account (or accounts) designated by the Person entitled to receipt of such payment.

(d) If the Company fails to pay any undisputed amount (or, for the avoidance of doubt, any disputed amount that is subsequently finally determined by the Parties or the auditing firm in accordance with Section 3.3(b)) when due and payable under this Agreement, such unpaid amount shall bear interest from the date due until paid in full at a rate equal to the lesser of (i) two percent (2%) over the prime rate of interest reported in The Wall Street Journal on the date such amount was due and (ii) the maximum rate permitted by applicable Law (the “Default Rate”).

3.4 Company Group Financial Responsibility. The Company Group shall bear and be responsible for the timely payment (either directly or via reimbursement of Service Provider) for the following costs (“Company Group Costs”):

(a) Excluded Costs;

(b) direct expenses charged by or payable to Third Parties incurred in the operation, administration or disposition of the Company Group’s business in connection with the Assets, including, without limitation, all costs, expenses, liabilities attributable to or related to acquiring and disposing of Assets or potential investments in Assets (including costs relating to production forecasting, database, engineering, land, geological, accounting and other software or systems to be used in connection with Service Provider’s due diligence (prorated to account for Service Provider’s use of such software or systems in its business not constituting Services) and legal, accounting, auditing, insurance, travel, consulting, underwriting, finder’s, financing, appraisal, filing, printing, real estate title and other fees and expenses);

(c) compensation and benefits paid or provided to the employees and officers of the Company Group, and any other Company Group personnel, in each case in their capacities as such;

(d) fees payable to members of Company’s board of directors, committee members, and legal counsel or other advisors retained by Company’s board of directors or committees of the board of directors, in each case in their capacities as such;

(e) the Company Group Director’s and Officer’s insurance;

(f) costs solely associated with or arising from Company being a public company, including stock exchange fees, SEC filing fees, preparation of SEC filings, preparation of financial statement audits and reserve reports, underwriters’ fees, costs of financial printers, transfer agent fees, proxy statement printing and mailing fees;

(g) costs incurred in connection with the registration or qualification of the Company Group under any applicable Law;

(h) taxes of the Company Group, including, without limitation, any Asset Taxes with respect to the Assets and any payroll taxes with respect to amounts paid to employees of the Company Group;

(i) subject to Section 5.1, costs and expenses of the Company Group incurred in connection with any litigation involving a member of the Company Group and/or the Assets, and the amount of any judgments or settlements paid in connection therewith;

(j) such other amounts for which the Company Group is expressly responsible under this Agreement that do not constitute Reimbursable Costs; and

(k) other items agreed in writing by the Company Group and Service Provider to be Company Group Costs.

3.5 Taxes.

(a) The Services Fee shall be exclusive of any U.S. federal, state, municipal, or other U.S. or non-U.S. government sales, use, service, value added, goods and services or other similar Taxes, in each case, incurred or imposed by any Governmental Authority on the performance or delivery of the Services (excluding, for the avoidance of doubt, any income, franchise or similar Taxes) (the “Service Taxes”). Any Service Taxes shall be the responsibility of the Company Group and, unless paid directly by the Company Group to the relevant Governmental Authority, shall be deemed to be Reimbursable Costs for purposes of this Agreement and shall be paid by the Company Group in addition to (but without duplication of), and pursuant to the same procedures as, other Reimbursable Costs, and Service Provider shall remit such amounts to the applicable Governmental Authority. The Party required by applicable Law to file Tax Returns with respect to such Service Taxes shall file such Tax Returns, and the other Parties agree to reasonably cooperate in the preparation of any such Tax Returns. Notwithstanding anything herein to the contrary, in no event shall the Company Group be obligated to pay or otherwise reimburse Service Provider for any Taxes imposed or calculated with respect to the gross or net income, net or gross revenue, business activity, or capital of Service Provider, including the Texas franchise (margin) tax (the “Service Provider Income Taxes”). If the Company Group is required under applicable Law to deduct or withhold any Taxes from any payment in connection with or related to this Agreement, the Company Group shall be entitled to make such deduction or withholding, and all amounts so deducted or withheld and paid to the applicable Governmental Authority in accordance with applicable Law and paid to the applicable Governmental Authority shall be considered for purposes of this Agreement as paid to the Person to whom such amounts would otherwise have been paid absent such deduction or withholding; provided, however, that (i) the Company Group shall provide to Service Provider written notice of its intent to so deduct and withhold, along with a description of the legal basis therefor, reasonably in advance of such deduction or withholding, and (ii) Service Provider shall be entitled to deliver to the Company Group any certificate demonstrating an applicable exemption from such deduction or withholding (including but not limited to an IRS Form W-9) and, upon receipt of such certificate, the Company Group shall not deduct and withhold any Taxes so long as such exemption remains applicable. To the extent permitted by applicable Law, the Parties shall reasonably cooperate to reduce or eliminate the amount of any Service Taxes or any such deduction or withholding, including by providing documentation or forms properly claiming a reduced rate of (or an exemption from) any Service Taxes or any such deduction or withholding, as applicable. If the Company Group makes a payment for Service Taxes pursuant to this Section 3.5 and Service Provider receives and is entitled to retain (A) an actual cash refund of such amount of Service Taxes or (B) an actual reduction in Service Taxes otherwise owed in lieu of a cash refund of such amount of Service Taxes, then Service Provider shall promptly (and in any event within thirty (30) days after receipt of such refund or realization of such reduction) reimburse the Company Group for an amount equal to the amount of such cash refund of Service Taxes or such actual reduction in Service Taxes otherwise owed, after deducting any Tax thereon and after deducting the reasonable costs and expenses incurred in obtaining such refund or reduction. Service Provider shall be responsible for all (i) Service Provider Income Taxes, (ii) employment taxes and social security payments relating to its own employees or those of any of its Affiliates to the extent such amounts do not constitute Reimbursable Costs, and (iii) all other Taxes incurred by Service Provider that do not constitute Company Group Costs. Consistent with Section 2.8(c), the Parties acknowledge that the providers of services under this Agreement are employees of Service Provider or its relevant Affiliate for Tax purposes and the Parties (and their Affiliates) will not take any position for Tax purposes inconsistent therewith following a final determination under Section 1313(a) of the Code.

3.6 Service Provider Records; Audit.

(a) Service Provider shall maintain complete and accurate books and records of its activities in connection with the performance of the Services, including any Company Group Costs actually paid by Service Provider from its own funds. Service Provider shall retain all such books and records for a period of not less than [seven (7)] calendar years following the end of the calendar year in which the Services are performed (the “Audit Period”) or any longer period if required by Law, including any statutory IRS audit period applicable to Company Group.

(b) Upon not less than ten (10) Business Days’ prior written notice to Service Provider during the Audit Period for any particular calendar year (but not more than once in any calendar year and not during the first quarter of any calendar year), the Company Group shall have the right, exercisable at its option and expense, to review, copy and audit Service Provider’s books and records (other than those items protected by attorney-client privilege and protected health information regarding personnel of Service Provider; provided that, if any such items are withheld by Service Provider, then (i) Service Provider shall provide written notice to the Company specifying in reasonable detail which items are so withheld, and (ii) Service Provider and the Company shall cooperate in good faith to provide for a substitute arrangement that would allow the Company to access any such items to the extent necessary in connection with the Company’s audit) for the calendar year to which the Audit Period applies, and the Reimbursable Costs and Company Costs charged to the Company Group with respect to that calendar year. The Company Group shall conduct any such audit or examination in a manner that reasonably minimizes the inconvenience or disruption to Service Provider.

(c) The Company Group may request information prior to the commencement of the audit, and Service Provider shall, and shall cause its Affiliates and Representatives to, to the extent available, provide the information requested as soon as reasonably practical in order to facilitate the forthcoming audit. Service Provider shall, and shall cause its Affiliates and Representatives to the extent reasonably practicable and to the extent available, provide the information in electronic format or hard copy within ten (10) Business Days after the written request. For the purposes set forth in this Section 3.6, Service Provider shall, subject to, (i) any third-party confidentiality obligations, provide the Company Group access, at all reasonable times and upon ten (10) Business Days written notice, to the Service Provider’s personnel, books, records, correspondence, instructions, plans, drawings, receipts vouchers, financial accounts, data stored in computer files or microfiche and memoranda of every description (other than those items protected by attorney-client privilege or otherwise restricted from disclosure under applicable Laws) to the extent pertaining to the performance of the Services or Service Provider’s performance of its obligations contained in this Agreement, and (ii) reasonably assist and cooperate with the Company Group and its Affiliates and Representatives in connection with any such audit. All reasonable and documented out-of-pocket costs and expenses related to such cooperation shall be deemed to be Reimbursable Costs borne by the Company.

(d) In the event the Company Group discovers any discrepancies as a result of any audit performed under this Agreement, the Company Group shall prepare and distribute a written report to Service Provider setting forth in reasonable detail such discrepancies as soon as practical and in any event no later than sixty (60) days following the conclusion of such audit. Service Provider shall reply to the report in writing as soon as practical and in any event no later than thirty (30) days after delivery of the report. At the conclusion of an audit, Service Provider and the Company Group shall use good faith efforts to promptly settle any outstanding matters, including, as the case may be, through the settlement payments of any discrepancies in amounts owed and amounts received between the Company Group and Service Provider. All adjustments resulting from an audit which are agreed to by Service Provider and the Company Group shall be reflected promptly in Service Provider’s books and records and in the books and records of Company Group maintained by Service Provider. For the avoidance of doubt, to the extent any audit discrepancy or exception submitted by the Company Group is not resolved within sixty (60) days following delivery of Service Provider’s audit report containing such discrepancy or exception, the Company may dispute the applicable charge under Section 7.5 of this Agreement.

Article IV
TERM; TERMINATION

4.1 Term. This Agreement will commence on the Effective Date, and, unless earlier terminated in accordance with Section 4.2, will remain in effect until [●], 2031 (the “Initial Term”), and shall continue in effect thereafter for consecutive one-year renewal terms (each, a “Renewal Term”), unless terminated at the end of the Initial Term or any Renewal Term by either the Company Group or Service Provider by at least one hundred and twenty (120) days’ prior notice (the period from the Effective Date until the date on which this Agreement terminates, the “Term”); provided, that for so long as the Blackbeard Parties or any Affiliate of NGP Energy Capital Management, L.L.C. (an “NGP Affiliate”) collectively own more than 25% of the issued and outstanding shares of the Company Common Stock, the Agreement may only be terminated pursuant to this Section 4.1 by mutual agreement of the Parties.

4.2 Termination. This Agreement may also be terminated as follows:

(a) On or following the second anniversary of the Effective Date, on the one hundred and eightieth (180th) day following written notice (a “Termination Notice”) by either the Company Group or Service Provider; provided, that for so long as the Blackbeard Parties or any NGP Affiliate collectively own more than 25% of the issued and outstanding shares of the Company Common Stock, the Agreement may only be terminated pursuant to this Section 4.2(a) by mutual agreement of the Parties;

(b) Automatically upon written notice (i) by the Company Group to Service Provider, upon (1) a Change of Control of Service Provider, or (2) a Bankruptcy of Service Provider or (ii) by Service Provider to the Company Group, upon (1) a Change of Control of the Company Group, or (2) a Bankruptcy of any member of the Company Group;

(c) Automatically upon written notice by Service Provider to the Company Group, upon a material default or material breach of this Agreement by any member of the Company Group, if (i) such material default or material breach is not cured within thirty (30) days after delivery by Service Provider to the Company Group of written notice of such material default or material breach and (ii) such material default or material breach has not resulted from the actions or inactions of Service Provider;

(d) Automatically upon written notice by the Company Group to Service Provider, upon a material default or material breach of this Agreement by Service Provider, if (i) such material default or material breach is not cured within thirty (30) days after the delivery by the Company Group to Service Provider of written notice of such material default or material breach and (ii) such material default or material breach has not resulted from the actions or inactions of the Company Group; or

(e) Automatically upon written notice by the Company Group to Service Provider in the event that Service Provider has been found pursuant to a final non-appealable judgment to have committed gross negligence or willful misconduct in connection with the performance (or non-performance) of the Services.

4.3 Effect of Termination. The terms of Section 3.6, this Section 4.3, Article V, Article VII and Annex A shall survive any termination of this Agreement. The termination of this Agreement shall not relieve either Party of any liability or obligation accruing or that had accrued prior to the Termination Effective Date (including any Service Provider’s right to receive any amounts payable under Article III that have accrued prior to the Termination Effective Date) or deprive a Party not in breach of its rights to any remedy otherwise available to such Party. Upon the Termination Effective Date, to the extent not previously done, Service Provider shall promptly deliver to the Company Group all Company Records and Data.

Article V
INDEMNITIES

5.1 Service Provider Indemnity.

(a) Service Provider hereby agrees to RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS the Company Group and the other Company Indemnified Parties from and against any and all Liabilities to the extent arising out of, or relating to the Services, this Agreement or transactions contemplated in this Agreement, solely to the extent such Liabilities are attributable to the gross negligence, willful misconduct, or actual fraud (not constructive or negligent fraud) of Service Provider, REGARDLESS OF WHETHER SUCH LIABILITIES ARE THE RESULT OF (IN WHOLE OR IN PART) THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OTHER LEGAL FAULT, LEGAL RESPONSIBILITY, OR THE VIOLATION OF LAW OF OR BY ANY COMPANY INDEMNIFIED PARTIES, SERVICE PROVIDER INDEMNIFIED PARTIES OR ANY THIRD PARTIES.

(b) Notwithstanding any other provision of this Agreement, except solely to the extent such Liabilities are attributable to the gross negligence, willful misconduct or actual fraud (not constructive or negligent fraud) of Service Provider, Service Provider shall in no circumstances be liable to the Company Indemnified Parties pursuant to this Section 5.1 or otherwise in connection with this Agreement (including, without limitation, in connection with claims related to gross negligence of Service Provider) in excess of the aggregate amount of the Services Fee actually received by Service Provider from the Company Group pursuant to Section 3.1, REGARDLESS OF WHETHER SUCH LIABILITIES ARE THE RESULT OF (IN WHOLE OR IN PART) THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OTHER LEGAL FAULT, LEGAL RESPONSIBILITY, OR THE VIOLATION OF LAW OF OR BY ANY COMPANY INDEMNIFIED PARTIES, SERVICE PROVIDER INDEMNIFIED PARTIES OR ANY THIRD PARTIES.

5.2 Company Indemnity.

(a) Subject to the following sentence, the Company, for itself and on behalf of each member of the Company Group, hereby agrees to RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS Service Provider and the other Service Provider Indemnified Parties from and against any and all Liabilities arising out of, or relating to the Services, this Agreement or transactions contemplated in this Agreement, except solely to the extent that the Company Group is entitled to an indemnity pursuant to Section 5.1, regardless of whether such Liabilities are in favor of any Third Party or any Company Indemnified Party, Service Provider or any other Service Provider Indemnified Parties, and REGARDLESS OF WHETHER SUCH LIABILITIES ARE THE RESULT OF (IN WHOLE OR IN PART) THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OTHER LEGAL FAULT, LEGAL RESPONSIBILITY, OR THE VIOLATION OF LAW OF OR BY THE COMPANY GROUP, ANY COMPANY INDEMNIFIED PARTIES, SERVICE PROVIDER INDEMNIFIED PARTIES OR ANY THIRD PARTIES.

(b) Notwithstanding any other provision of this Agreement, the Company Group shall have no obligation to defend, indemnify, hold harmless or release any Service Provider Indemnified Party from any Liabilities to the extent (and only to the extent) that Service Provider is obligated to indemnify the Company Group for the same pursuant to Section 5.1 (and with regard to those Liabilities for which Service Provider is obligated to indemnify the Company Group and the other Company Indemnified Parties only up to the aggregate cap or limit described in Section 5.1, then this limitation on the Company Group’s obligation to defend, indemnify, hold harmless or release shall only apply with regard to such Liabilities up to such cap or limit but shall not apply with regard to such Liabilities in excess of such cap or limit).

5.3 Third-Party Claim Procedures. All claims for indemnification pursuant to this Article V as a result of, or arising out of, a third-party claim shall be made in accordance with the procedures set forth in Section 8.3 of the Combination Agreement.

5.4 DISCLAIMERS; EXCLUSIVE REMEDY. NOTWITHSTANDING ANY OTHER TERM OF THIS AGREEMENT TO THE CONTRARY, SERVICE PROVIDER MAKES NO OTHER, AND DISCLAIMS ANY OTHER, REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, WITH RESPECT TO THE SERVICES, OR THE PERFORMANCE OR RESULTS OF THE SERVICES (INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), AND ANY AND ALL SUCH SERVICES ARE OTHERWISE PROVIDED (AND ACCEPTED BY THE COMPANY GROUP) ON AN “AS IS, WHERE IS, WITH ALL FAULTS” BASIS. THE COMPANY GROUP, ON BEHALF OF ITSELF AND ITS AFFILIATES ACKNOWLEDGES AND AGREES THAT SERVICE PROVIDER SHALL HAVE NO LIABILITY TO THE COMPANY GROUP IN CONNECTION WITH ANY DECISIONS MADE OR ACTIONS TAKEN BY THE COMPANY GROUP IN RELIANCE UPON ANY INFORMATION OR ADVICE PROVIDED BY SERVICE PROVIDER UNDER THIS AGREEMENT, SUCH DECISIONS BEING MADE OR ACTIONS TAKEN AT THE COMPANY GROUP’S SOLE RISK. NOTWITHSTANDING ANYTHING STATED IN THIS AGREEMENT TO THE CONTRARY, EXCEPT AS (a) OTHERWISE SET IN SECTION 3.6 OR SECTION 4.2, (b) THE RIGHT TO SPECIFIC PERFORMANCE OF THIS AGREEMENT AND (c) THE OTHER RIGHTS AND REMEDIES EXPRESSLY SET FORTH IN SECTION 7.17(a) with respect to any breaches of Section 7.17, THE RIGHTS AND REMEDIES SET FORTH IN THIS Article V CONSTITUTE (AND SHALL BE) THE SOLE AND EXCLUSIVE REMEDIES OF SERVICE PROVIDER, THE OTHER SERVICE PROVIDER INDEMNIFIED PARTIES, THE COMPANY GROUP AND THE OTHER COMPANY INDEMNIFIED PARTIES CONCERNING THE SERVICES, AND THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, ANY ACTUAL OR ALLEGED BREACHES OR DEFAULTS OF THIS AGREEMENT).

5.5 Disclaimer of Application of Anti-Indemnity Statutes. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE PROVISIONS OF ANY ANTI-INDEMNITY STATUTE RELATING TO OILFIELD SERVICES AND ASSOCIATED ACTIVITIES SHALL NOT BE APPLICABLE TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.6 Non-Compensatory Damages. NONE OF THE PARTIES (OR THEIR RESPECTIVE INDEMNIFIED PARTY GROUPS) SHALL BE ENTITLED TO RECOVER UNDER THIS AGREEMENT, AND EACH PARTY HEREBY WAIVES (AND TO THE MAXIMUM EXTENT PERMITTED UNDER APPLICABLE LAW, FOR THEMSELVES AND THEIR RESPECTIVE INDEMNIFIED PARTY GROUPS) ANY RIGHT TO RECOVER, ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE, OR SPECULATIVE DAMAGES OR DAMAGES FOR LOST PROFITS OF ANY KIND ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, EXCEPT TO THE EXTENT THAT ANY SUCH PARTY SUFFERS SUCH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEY’S FEES INCURRED IN CONNECTION WITH DEFENDING OF SUCH DAMAGES) TO A THIRD PARTY FOR WHICH A PARTY HAS AGREED TO INDEMNIFY THE OTHER UNDER THE TERMS OF THIS AGREEMENT, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEY’S FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION.

5.7 Insurance Proceeds.

(a) If any Liabilities for which a Service Provider Indemnified Party would otherwise be liable to the Company Indemnified Parties under this Agreement are covered by any insurance policy maintained by or for the benefit of any member of the Company Group, the aggregate liability of such Service Provider Indemnified Party with respect to such Liabilities shall be reduced by the amount actually recovered by the Company Group under such policy in respect of such Liabilities.

(b) If any Liabilities for which a Company Indemnified Party would otherwise be liable to the Service Provider Indemnified Parties under this Agreement are covered by any insurance policy maintained by or for the benefit of Service Provider, the aggregate liability of such Company Indemnified Party with respect to such Liabilities shall be reduced by the amount actually recovered by Service Provider under such policy in respect of such Liabilities.

Article VI
ADDITIONAL AGREEMENTS

6.1 Access. Notwithstanding the other rights of access of the Company Group under this Agreement, Service Provider shall, and shall cause its Affiliates to, afford the Company Group, its Affiliates and its Representatives, following reasonable prior written notice, reasonable access during normal business hours to the personnel of the Service Provider and the Records as reasonably necessary for the Company Group to verify the adequacy of the internal controls over information technology, reporting of financial data and related processes employed in connection with the Services, including in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002; provided, that such access shall not unreasonably interfere with any of the business or operations of Service Provider or any of its Affiliates.

6.2 Third Parties. Service Provider shall use its commercially reasonable efforts to obtain all third-party consents, waivers, licenses (or other appropriate rights), sublicenses and approvals necessary for Service Provider to provide, or a member of the Company Group to receive, the Services. Without limiting the foregoing, if any third-party consent, waiver, license (or other appropriate right), sublicense or approval is required for Service Provider or its designees to provide any Services and such consent, waiver, license (or other appropriate right), sublicense or approval is not obtained, the Company Group and Service Provider shall cooperate in good faith to identify and facilitate a commercially reasonable alternative to such Services at the sole cost, expense and risk of the Company. If the Company Group and Service Provider are able to identify and facilitate a commercially reasonable alternative to such Services, then the Company Group and Service Provider shall cooperate to promptly implement such alternative at the sole cost, expense and risk of the Company.

Article VII
MISCELLANEOUS

7.1 Force Majeure. The obligations of a Party under this Agreement shall be suspended during and to the extent that such Party is prevented due to a Force Majeure Event, except and excluding any obligation to pay money or maintain confidentiality in accordance with this Agreement or any indemnification obligations of such Party. The Party suffering a Force Majeure Event shall (i) give notice in writing of suspension as soon as reasonably practicable to the other Party stating the date and extent of such suspension and the cause thereof, (ii) exercise due diligence to end its inability to perform as promptly as practicable, (iii) use commercially reasonable efforts to mitigate the effect of any Force Majeure Event, and (iv) give notice in writing promptly upon termination of any Force Majeure Event and resume performance of its obligations as soon as reasonably practicable.

7.2 Company Officers. During the Term, the officers of the Company may not be removed or replaced by the Company without the prior written consent of both the Service Provider and the Company’s board of directors.

7.3 Notices. All notices, requests, demands and communications required or permitted to be given under this Agreement shall be in writing and shall be delivered personally, or sent by overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by electronic mail transmission (provided that the acknowledgment of the receipt of such electronic mail is requested and received, excluding automatic receipts, with the receiving Person affirmatively obligated to promptly acknowledge receipt) addressed to Service Provider or the Company Group, as appropriate, at the address for such Person shown below or at such other address as Service Provider or the Company Group shall have theretofore designated by written notice delivered to the other Party:

If to Service Provider:	Blackbeard Operating, LLC
1751 River Run, Suite 405
Fort Worth, Texas 76107
Attention: Ricky Torlincasi
Email: rtorlincasi@blackbeardoperating.com

If to the Company Group:	PBT Land and Minerals, Inc.
[●]
Attention: [●]
E-mail: [●]

Any notice given in accordance with this Agreement shall be deemed to have been given only when delivered to the addressee in person or via email during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). Service Provider or the Company Group may change the address to which such communications are to be addressed by giving written notice to the other Party in the manner provided in this Section 7.3.

7.4 Governing Law. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE RIGHTS, DUTIES, AND RELATIONSHIP OF THE PARTIES HERETO AND THERETO, SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.

7.5 Consent to Jurisdiction. EACH PARTY IRREVOCABLY CONSENTS AND AGREES THAT ANY ACTION, PROCEEDING, OR OTHER LITIGATION BY OR AGAINST ANY OTHER PARTY OR PARTIES WITH RESPECT TO ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE BROUGHT AND TRIED EXCLUSIVELY IN THE FEDERAL OR STATE COURTS LOCATED IN DALLAS, TEXAS, AND ANY SUCH LEGAL ACTION OR PROCEEDING MAY BE REMOVED TO THE AFORESAID COURTS. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY ACCEPTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES (A) ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE WITH RESPECT TO ANY SUCH ACTION, PROCEEDING, OR LITIGATION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY BROUGHT IN THE AFORESAID COURTS, AND (B) ANY RIGHT TO STAY OR DISMISS ANY SUCH ACTION, PROCEEDING, OR LITIGATION BROUGHT BEFORE THE AFORESAID COURTS ON THE BASIS OF FORUM NON-CONVENIENS.

7.6 Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY WAIVES ITS RIGHTS TO A TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY A PARTY AGAINST THE OTHER PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH PARTY HEREBY AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION 7.6 AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT, OR ANY PROVISION OF THIS AGREEMENT. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS TO THIS AGREEMENT. EACH PARTY ACKNOWLEDGES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL CONSIDERATION FOR THE OTHER PARTY EXECUTING THIS AGREEMENT.

7.7 Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties or conditions of this Agreement may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of Service Provider and the Company Group, or their respective officers, employees, agents or representatives or any failure by Service Provider and the Company Group to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Person at a later time to enforce the performance of such provision. No waiver by Service Provider and the Company Group of any condition or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. The rights of Service Provider and the Company Group under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

7.8 Entire Agreement. This Agreement (including the annexes and exhibits attached hereto) constitutes the complete and exclusive statement of agreement between, and supersedes all prior written and oral agreements or statements by and between, the Parties with respect to the subject matter of this Agreement. No representation, promise, inducement, statement or intention, condition or warranty has been made by or on behalf of such Party that is not set forth in this Agreement or the documents referred to in this Agreement.

7.9 Amendment. This Agreement may not be amended or modified except by a written instrument specifically referring to this Agreement and executed by all of the Parties.

7.10 Parties in Interest. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Company Group and Service Provider and their respective successors and permitted assigns, or the Company Indemnified Parties and Service Provider Indemnified Parties (but only to the extent set out in Section 5.1 and Section 5.2, respectively), any rights, remedies, obligations or liabilities under or by reason of this Agreement. Notwithstanding the foregoing, only a Party and its respective successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any Company Indemnified Party or Service Provider Indemnified Party (but shall not be obligated to do so).

7.11 Successors and Permitted Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

7.12 Assignment. Neither Party may assign, delegate or transfer (by merger, operation of Law or otherwise) its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other Party. Notwithstanding the foregoing, Service Provider may assign its rights and delegate its obligations under, this Agreement, in whole or in part, to an Affiliate without the prior written consent of the Company Group. Any such permitted assignment shall not relieve Service Provider of its obligations under this Agreement. Any purported assignment, delegation, or transfer in contravention of this Section 7.12 shall be void and unenforceable. The foregoing provisions of this Section 7.12 are not intended to prohibit or restrict Service Provider from engaging subcontractors or Affiliates to perform some or all of the Services in accordance with this Agreement, in each case solely to the extent permitted by Section 2.5, but Service Provider shall remain fully responsible and liable for performance of any such Services as if such subcontracted activities had been performed directly by Service Provider.

7.13 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Party shall execute and deliver all such future instruments and take such other further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the intention of the Parties as expressed in this Agreement.

7.14 Severability. If any term or provision of this Agreement is determined to be invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon a determination that any term or provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

7.15 No Recourse. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any current or former stockholder, member, partner, owner, director, manager, officer, employee, agent or representative of Service Provider or of the Company Group.

7.16 Interpretation. All references in this Agreement to Articles, Sections, subsections and other subdivisions refer to the corresponding Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language of this Agreement. The words “this Agreement”, “herein”, “hereby”, “hereunder” and “hereof”, and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article”, “this Section”, and “this subsection”, and words of similar import, refer only to the Article, Section or subsection of this Agreement in which such words occur. The word “including” (in its various forms) means “including without limitation”. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined in this Agreement will have the meaning given to it under GAAP. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined in this Agreement) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. References to any Law or agreement shall mean such Law or agreement as it may be amended from time to time.

7.17 Confidentiality.

(a) Except as specifically provided in this Agreement, the Parties agree that any and all Confidential Information of a Party or its Affiliates (the “Disclosing Party”) to the other Party or its employees or Representatives (the “Receiving Party”), disclosed after the Effective Date, (a) shall be treated as confidential, proprietary, and trade secret information of Disclosing Party, (b) shall be held in strict confidence by the Receiving Party, (c) shall be used only for purposes of this Agreement by the Receiving Party and for no other purpose, and (d) that no Confidential Information, including the provisions of this Agreement and the Proprietary Information, shall be disclosed by the Receiving Party, its Affiliates, Subsidiaries or contractors, and each of their respective directors, managers, officers, employees, consultants, agents, representatives or, in the case of Service Provider, any Persons providing the Services hereunder (“Representatives”), without the prior written consent of the Disclosing Party. The Receiving Party shall safeguard Confidential Information with at least the same degree of care (which shall always be at least a reasonable amount of care) that it uses to safeguard its own confidential, proprietary, and trade secret information of a similar nature. This Section 6.17 shall not apply to information (i) which is in the public domain (other than through its unauthorized disclosure by Receiving Party or its Representatives), (ii) which the Receiving Party had in its possession on a non-confidential basis prior to receiving it from the Disclosing Party, (iii) which the Receiving Party legitimately obtained from a Third Party on a non-confidential basis who rightfully acquired such information, or (iv) which the Receiving Party independently developed without reference to the information received from the Disclosing Party. In any event, the Receiving Party shall be fully liable for any breach of this Agreement by its Representatives and agrees, at its sole expense, to take reasonable measures to restrain its Representatives from any prohibited or unauthorized disclosure or use of the Disclosing Party’s Confidential Information. This Section 6.16 shall survive the termination of this Agreement for a period of two (2) years. Each Party acknowledges that the unauthorized disclosure or use of Confidential Information could cause irreparable harm and significant injury, the precise measure of which would be difficult to ascertain. Accordingly, each Party will be entitled to seek specific performance and injunctive or other equitable relief, without bond, as a remedy for any such breach or threatened breach by the other Party of this Section 7.17, in addition to all other rights and remedies that the Company Group or Service Provider may have. For the avoidance of doubt, the restrictions set forth in this Section 7.17 with respect to the Confidential Information of the other Party shall not limit any confidentiality arrangement between the Parties granted by such other Party to the Receiving Party pursuant to any separate written agreement between the Parties.

(b) Notwithstanding the foregoing, each Party may disclose Confidential Information of the other Party, to the extent permitted by applicable Law: (A) subject to the next sentence, in any report, statement, testimony or other submission to any Governmental Authority having jurisdiction over the disclosing Party (including in all cases in respect of reporting requirements under the Securities Act and Exchange Act); or (B) subject to the next sentence, in order to comply with applicable Law, or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Party in the course of any Action. In the event that a Party becomes legally compelled (based on advice of counsel) by deposition, interrogatory, request for documents subpoena, civil investigative demand or similar judicial or administrative process to disclose any Confidential Information of the other Party, such disclosing Party (to the extent legally permitted) shall provide the other Party with prompt prior written notice of such requirement, and, to the extent reasonably practicable, cooperate with (and cause its Affiliates to cooperate with) the other Party (at such other Party’s expense) to obtain a protective order or similar remedy to cause such Confidential Information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege. In the event that such protective order or other similar remedy is not obtained, the disclosing Party shall furnish only that portion of the Confidential Information that has been legally compelled, and shall exercise commercially reasonable efforts in good faith (at such other Party’s expense) to obtain assurance that confidential treatment shall be accorded such Confidential Information.

7.18 Preparation of this Agreement. The Parties have read this Agreement and have voluntarily executed this Agreement. Each Party has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of this Agreement. This Agreement is the result of arm’s- length negotiations from equal bargaining positions. This Agreement shall not be construed against either Party, and no consideration shall be given or presumption made on the basis of who drafted this Agreement or any particular provision of this Agreement or who supplied the form of Agreement.

7.19 Counterparts. This Agreement may be executed by each Party in any number of counterparts, and each such counterpart of this Agreement shall be deemed to be an original instrument, and all of such counterparts shall constitute for all purposes one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or other electronic imaging means (including by .pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date and year first above written.

SERVICE PROVIDER:

BLACKBEARD OPERATING, LLC

By:
Name:
Title:

COMPANY:

PBT LAND AND MINERALS, INC.

By:
Name:
Title:

Signature Page

to Master Services Agreement

Annex A

DEFINITIONS

“40 Act” is defined in Section 2.10(c).

“Accounting Month” means, with respect to each calendar month in which a Monthly Statement is delivered under Section 3.3, the calendar month that immediately precedes the calendar month in which such Monthly Statement is to be delivered under Section 3.3.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. The term “control” and its derivatives with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, neither Company nor any of its Subsidiaries shall be an Affiliate of Service Provider or any of its Affiliates, and neither Service Provider nor any of its Affiliates shall be an Affiliate of Company or any of its Subsidiaries.

“Agreement” is defined in the preamble.

“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use and similar taxes based upon the acquisition, operation or ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, (x) any income, capital gain, franchise and similar taxes and (y) any transfer, sales, use and similar taxes incurred or imposed with respect to the transfer of any of the Assets.

“Assets” means (a) the Transferred Assets (as defined in the Combination Agreement) and (b) any additional owned or leased real property assets, any oil, gas and other Hydrocarbon assets and/or other assets, rights and properties acquired by the Company or any of its Subsidiaries.

“Audit Period” is defined in Section 3.6(a).

“Bankruptcy” means, with respect to any Person: (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under the United States Bankruptcy Code (or corresponding provisions of future Laws) or any other insolvency Law, or a Person’s filing an answer consenting to or acquiescing in any such petition; (b) the making by such Person of any assignment for the benefit of its creditors or the admission by a Person of its inability to pay its debts as they mature; or (c) the expiration of 120 days after the filing of an involuntary petition under the United States Bankruptcy Code (or corresponding provisions of future Laws) seeking an application for the appointment of a receiver for the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other insolvency Law, unless the same shall have been vacated, set aside or stayed within such 120-day period.

“Blackbeard” is defined in the Recitals.

“Blackbeard Group Assets” has the meaning ascribed to such term in the Combination Agreement.

“Blackbeard Parties” is defined in the Recitals.

“Blackbeard Security” is defined in the Recitals.

“Burdens” means royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, back-in interests and other burdens upon, measured by or payable out of production (excluding, for the avoidance of doubt, Taxes).

“Business Day” means a day other than a Saturday, Sunday or a day on which commercial banks in Dallas, Texas are authorized or required by applicable Law to be closed for business.

“Change of Control” means, (a) with respect to Service Provider, any direct or indirect change of control of Service Provider (whether through merger, sale of shares or other equity interests, or otherwise), resulting in a direct or indirect change of 50% or more of the combined voting power of Service Provider’s then outstanding securities (or other ownership interests), through a single transaction or series of related transactions, from one or more transferors to one or more transferees; and (b) with respect to the Company a “Change of Control” shall be deemed to have occurred if, after the Effective Date, (i) the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities representing more than 50% of the combined voting power of the Company is acquired by any “person” as defined in sections 13(d) and 14(d) of the Exchange Act (other than the Company, any Subsidiary of the Company, or any trustee or other fiduciary holding securities under an employee benefit plan of the Company), (ii) the merger or consolidation of the Company with or into another corporation where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) in substantially the same proportion as their ownership of the Company immediately prior to such merger or consolidation, or (iii) the sale or other disposition of all or substantially all of the Company Group’s assets to an entity. Notwithstanding any provision to the contrary in this Agreement, a “Change of Control” shall not be deemed to have occurred with respect to Service Provider in connection with any direct or indirect transfer of the Service Provider’s securities (or other ownership interests) to an Affiliate of NGP Energy Capital Management, L.L.C. (including any continuation vehicles or similar investment vehicles established, sponsored or managed by (directly or indirectly), and that is an Affiliate of, NGP Energy Capital Management, L.L.C. that is a single-asset or multi-asset “continuation fund” or “continuation vehicle” (as such terms are used in the private equity industry)).

“Combination” is defined in the Recitals.

“Combination Agreement” is defined in the Recitals.

“Company” is defined in the preamble.

“Company Common Stock” means, collectively, the Class A common stock of the Company, par value $0.0001 per share, and the Class B common stock of the Company, par value $0.0001, per share.

“Company Group” means Company, OpCo and each of their respective Subsidiaries.

“Company Group Costs” is defined in Section 3.4.

“Company Indemnified Parties” means each member of the Company Group and its Affiliates and its and their contractors and subcontractors (other than Service Provider), and its and their employees, officers, directors, shareholders, partners, owners, members, managers, agents and representatives.

“Company Plans” means any compensation plans or arrangements maintained or sponsored by the Company Group for any directors, officers, employees and other service providers of the Company Group.

“Company Records and Data” means (i) all records, books, accounts, files, and other information in any way relating to the Assets, including all such records, books, accounts and files maintained in computer-sensible form, whether on magnetic tape, disks, or other storage media, together with the computer software and programs required to enter, delete, read, manipulate, revise, append, transfer, communicate, and/or print data therein, and including all title and contract files, legal files, well files, accounting records, billings, invoices, statements, receipts, logs, tank tables, daily gauge and run tickets, logs, seismological sections, correspondence, interpretations, reserve reports and other reports, and other data, information, and instruments in any way relating to the Assets; and (ii) all data and information contained in any of the records, books, accounts, files, and/or materials described above.

“Compensation Committee” means the Compensation Committee of the Company’s board of directors, or any successor committee; provided, that if the Compensation Committee or such successor committee is dissolved, then any reference to the Compensation Committee in this Agreement shall refer to the board of directors of the Company.

“Confidential Information” means, (a) as to Company Group, any Proprietary Information or confidential information or data, that (i) the Company Group or its Representatives furnish to the Service Provider or its Representatives, or (ii) the Service Provider or its Representatives prepares, obtains or creates in connection with the performance of the Services (in each case described in subparts (i) through (ii) above, together with any portion of any notes, analyses, compilations, studies, interpretations, documents or records containing, referring to, relating to, based upon or derived from such information) and (b) as to Service Provider, any Proprietary Information or confidential information or data that the Service Provider or its Representatives furnish to the members of the Company Group or its Representatives, together with any portion of any notes, analyses, compilations, studies, interpretations, documents or records containing, referring to, relating to, based upon or derived from such information (but excluding any information or data described in subpart (a) above); provided, however, (1) “Confidential Information” shall not include any information or data if (A) such information or data is or was independently developed by Receiving Party or its Representatives without the use of any information provided by Receiving Party; (B) such information or data is or becomes a part of the public domain other than as a result of an unauthorized disclosure by Receiving Party or one of its Representatives; (C) such information or data is not acquired, directly or indirectly, from any member of the Disclosing Party or Persons in breach of an obligation of secrecy or confidentiality restrictions to any Disclosing Party; or (D) is provided or received by a Party, any Affiliate of any Party or any of their Representatives pursuant to any other Contract, lease, right of way, easement, instrument or other commercial or contractual or legal right or obligation.

“Contract” means any written or oral: contract; agreement; agreement regarding indebtedness; indenture; debenture; note, bond or loan; collective bargaining agreement; mortgage; license agreement; farmin or farmout agreement; participation, exploration or development agreement; crude oil, condensate or gas purchase and sale, gathering, processing, transportation or marketing agreement; operating agreement; balancing agreement; unitization agreement; facilities or equipment lease; production handling agreement; or other similar contract, but in each case specifically excluding, however, any Lease, right-of-way, permit or other instrument (other than acquisition or similar sales or purchase agreements) creating, evidencing or assigning any interest in any Asset that constitutes real property or any other property related to or used or held for use in connection with the ownership or operation of any Asset.

“Designated Employees” means the employees of Service Provider who provide Services to the Company Group.

“Disclosing Party” is defined in Section 7.17.

“Effective Date” is defined in the preamble.

“Excluded Costs” is defined in Section 2.2(b).

“Excluded Services” means any Services mutually agreed upon by the Parties to be outside the scope of this Agreement. For the avoidance of doubt, the Excluded Services shall include, but not be limited to, (i) the establishment of any Company Plans, (ii) the design of the features of any Company Plans (including, but not limited to, the size, award type, vesting conditions and peer benchmarks of any Company Plan), (iii) the granting of any awards pursuant to any Company Plan, (iv) the administration, settlement, share issuance, tax withholding, accounting, valuation and expensing with respect to any Company Plan, a (v) the preparation of, and compliance with, all executive compensation and employee benefits disclosure and governance obligations of the Company as a public company.

“Force Majeure Event” means any event not reasonably within the control of the Party claiming the force majeure, including the following to the extent such events are not reasonably within the control of the Party claiming the force majeure: a failure of performance by any Third Party, act of God, act of the public enemy, war, blockage, public riot, act of terrorism, act of nature, explosion, politically motivated or otherwise widespread strikes, suspensions, interruptions, work slow-downs or labor disruptions, governmental action (including changes in Laws or policies with the effect of Law or, in each case, the enforcement thereof), governmental delay or restraint (including with respect to the issuance of permits) and epidemics or pandemics (and the government response to such epidemics or pandemics).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Greybeard” is defined in the Recitals.

“Greybeard Assets” has the meaning ascribed to such term in the Combination Agreement.

“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof.

“Independent Director” means a member of Company’s board of directors who is “independent” in accordance with the rules of the applicable National Securities Exchange and otherwise disinterested with respect to the specific matter and has no direct or indirect material relationship with Service Provider and its Affiliates, including that would interfere with the exercise of independent judgment by such director, as determined by the Independent Directors.

“Initial Term” is defined in Section 4.1.

“Laws” means any applicable constitution, decree, resolution, law, statute, act, ordinance, rule, directive, order, treaty, code or regulation and any injunction or final non-appealable judgment or any interpretation of the foregoing, as enacted, issued or promulgated by any Governmental Authority.

“Leases” means all oil and gas and/or other Hydrocarbon leases, subleases and other leases, fee mineral interests, royalty interests, overriding royalty interests, net profits interests, carried interests, reversionary interests, or other similar interests owned by the Company Group, together with any and all other right, title and interest of the Company Group in and to the leasehold estates and other interests created thereby, and all other rights therein and the lands covered thereby or pooled or unitized therewith, subject to the terms, conditions, covenants and obligations set forth in such leases or interests, and all other interests of the Company Group of any kind or character in such leases.

“Liabilities” means any and all (a) claims, including those for property damage, pollution (including response costs, remediation costs, environmental damage and damages to natural resources), bodily injury, personal injury, illness, disease, maintenance, cure, loss of parental or spousal consortium, wrongful death, loss of support, death, and wrongful termination of employment, and (b) damages, liabilities, losses, demands, liens, encumbrances, fines, penalties, causes of action of any kind (including actions in rem or in personam), obligations, costs, judgments, interest and awards (including payment of attorneys’ fees and costs of litigation and investigation costs) and amounts, of any kind or character, (in each case) whether arising in connection with judicial proceedings, administrative proceedings or otherwise.

“Monthly Services Fee” is defined in Section 3.1.

“Monthly Statement” is defined in Section 3.3(a).

“National Securities Exchange” means any national securities exchange or nationally recognized automated quotation system on which the shares of the Company Common Stock are listed, traded, exchanged or quoted.

“Party” and “Parties” are defined in the preamble.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Privileged Materials” is defined in Section 2.13.

“Proprietary Information” means any patent, copyright and other intellectual property rights in the methodologies, processes, models, strategic plans and other information about the Disclosing Party’s business, industry, products and services, practices, plans, specifications, operation methods, pricing, costs, techniques, manuals, know-how and other intellectual property, in written, oral or other tangible form, provided by one Party to another Party or its Representative.

“Receiving Party” is defined in Section 6.17.

“Reimbursable Costs” is defined in Section 3.2(a).

“Renewal Term” is defined in Section 4.1.

“Representatives” is defined in Section 7.17.

“SEC” means the United States Securities and Exchange Commission.

“Service Provider” is defined in the preamble.

“Service Provider Indemnified Parties” means Service Provider and its Affiliates and its and their contractors and subcontractors, and its and their employees, officers, directors, shareholders, partners, owners, members, managers, agents and representatives.

“Service Provider Standards” is defined in Section 2.10(a).

“Services” is defined in Section 2.2(a).

“Services Fee” is defined in Section 3.1.

“Strategic Acquisitions Committee” means the Strategic Acquisitions Committee of the Company’s board of directors, or any successor committee; provided, that if the Strategic Acquisitions Committee or such successor is dissolved, then any reference to the Strategic Acquisitions Committee in this Agreement shall refer to the board of directors of the Company.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person (without regard to the occurrence of any contingency).

“Term” is defined in Section 4.1.

“Termination Effective Date” means the date on which this Agreement terminates in accordance with Section 4.1 or Section 4.2.

“Termination Notice” is defined in Section 4.2(a).

“Third Party” means a Person other than Service Provider and its Affiliates and any member of the Company Group.

Exhibit A

SERVICES

[To come.]

Exhibit A to Master Services Agreement

Exhibit B

ACCOUNTING PROCEDURES

[To come.]

Exhibit B to Master Services Agreement